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                                                                    EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
SureBeam Corporation:

We consent to incorporation by reference in the registration statements (Nos. 333-101971, 333-101917 and 333-57534) on Form S-3 and Form S-8 of SureBeam
Corporation of our report dated March 25, 2003, with respect to the consolidated balance sheets of SureBeam Corporation and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 2002, and the financial statement schedule, which report appears in the December 31, 2002, Annual Report on Form 10-K of SureBeam Corporation.


/s/ KPMG LLP


San Diego, California
March 28, 2003